FREIT Announces Second Quarter Fiscal 2018 Results

HACKENSACK, NJ, June 8, 2018 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the three and six months ended April 30, 2018. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Three Months Ended		For the Six Months Ended
	April 30,		April 30,
($ in thousands, except per share amounts)	2018	2017	2018	2017

AFFO Per Share - Basic & Diluted	$0.57	$0.18	$0.81	$0.44
Dividends Per Share	$0.05	$0.00	$0.05	$0.15

Total Average Residential Occupancy (a)	94.2%	79.2%	93.7%	78.6%
Stabilized Average Residential Occupancy (b)	95.4%	94.7%	95.5%	95.1%
Average Occupancy at the Rotunda ICON	90.9%	37.8%	88.5%	34.5%

Total Average Commercial Occupancy	76.6%	77.6%	75.9%	76.8%
Stabilized Average Commercial Occupancy (b)	77.3%	80.9%	76.7%	81.8%
Average Occupancy at the Rotunda Retail	71.8%	49.8%	70.6%	37.3%

(a) Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from the three and six months ended April 30, 2017 as the property was sold in June 2017.
(b) "Stabilized" occupancy metrics exclude the 379 leasable units at the Rotunda Icon and the 158,000 square feet of Rotunda retail leasable space. The Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

“The improvement in the Company’s operating results is both welcome and energizing,” said Robert S. Hekemian, Jr., Chief Executive Officer. “We look forward to stabilization at the Rotunda and advancing other initiatives to drive shareholder value.”

Results for the Quarter

Real estate revenue increased 13.1% to $14.3 million for the three months ended April 30, 2018 as compared to $12.7 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income (loss) attributable to common equity (“net income (loss)”) was net income of $1.1 million or $0.16 per share basic and diluted for the three months ended April 30, 2018 as compared to a net loss of $0.7 million or ($0.10) per share basic and diluted for the prior year’s comparable period. Included in net income for the three months ended April 30, 2018 was a $1.5 million real estate tax credit at the Rotunda Icon property for tax year 2017 and 2018 received in March 2018 with a consolidated impact to FREIT of approximately $0.9 million. Included in net loss for the three months ended April 30, 2017 was a $620,000 termination fee payment made by Wayne PSC, LLC (“Wayne PSC”) to terminate the lease and take possession of the Macy’s space at the Preakness Shopping Center in Wayne, New Jersey with a consolidated impact to FREIT of approximately $250,000. (Refer to “Table of Revenue & Net Income Components”).

Results for the Six Months

Real estate revenue increased 12.9% to $28.5 million for the six months ended April 30, 2018 as compared to $25.3 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property offset partially by the loss of revenue from Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

Net income (loss) attributable to common equity (“net income (loss)”) was net income of $0.8 million or $0.11 per share basic and diluted for the six months ended April 30, 2018 as compared to net loss of $0.6 million or ($0.09) per share basic and diluted for the prior year’s comparable period. Included in net income for the six months ended April 30, 2018 was a $1.5 million real estate tax credit at the Rotunda Icon property with a consolidated impact to FREIT of approximately $0.9 million offset by a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing with a consolidated impact to FREIT of approximately $0.8 million. Included in net loss for the six months ended April 30, 2017 was a $620,000 lease termination fee payment made by Wayne PSC with a consolidated impact to FREIT of approximately $250,000. (Refer to “Table of Revenue & Net Income Components”).

	For the Three Months Ended April 30,			For the Six Months Ended April 30,
	2018	2017	Change	2018	2017	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,358	$6,177	$181	$12,779	$12,407	$372
Residential properties	7,967	6,487	1,480	15,740	12,856	2,884
Total real estate revenues	14,325	12,664	1,661	28,519	25,263	3,256

Operating expenses:
Real estate operations	5,115	6,653	(1,538)	11,868	12,722	(854)
Lease termination fee (a)	—	620	(620)	—	620	(620)
General and administrative	639	633	6	1,192	1,157	35
Depreciation	2,801	2,648	153	5,512	5,178	334
Total operating expenses	8,555	10,554	(1,999)	18,572	19,677	(1,105)

Operating income	5,770	2,110	3,660	9,947	5,586	4,361

Financing costs (b)	(4,419)	(3,856)	(563)	(9,571)	(7,722)	(1,849)

Investment income	57	45	12	112	91	21

Unrealized gain on interest rate cap contract	19	—	19	19	—	19

Net income (loss)	1,427	(1,701)	3,128	507	(2,045)	2,552

Net (income) loss attributable to noncontrolling interests in subsidiaries	(312)	1,002	(1,314)	251	1,409	(1,158)
Net income (loss) attributable to common equity	$1,115	$(699)	$1,814	$758	$(636)	$1,394

Earnings (loss) per share - basic and diluted	$0.16	$(0.10)	$0.26	$0.11	$(0.09)	$0.20

Weighted average shares outstanding:
Basic and Diluted	6,876	6,828		6,869	6,823

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

(b) Included in the six months ended April 30, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

Dividend

The Board of Trustees declared a second quarter dividend of $0.05 per share which will be paid on June 15, 2018 to shareholders of record on June 1, 2018.

“After careful consideration of the Company’s projected operating results and cash needs, the Board of Trustees is pleased to reinstate the dividend,” said Ronald J. Artinian, Chairman of the Board.

“We are all encouraged by the continued improvement in the Company’s operating results,” said Donald Barney, President, Chief Financial Officer and Trustee of FREIT. “The Board will continue to evaluate the dividend on a quarterly basis.”

Financing Activity

As previously announced, during the fiscal quarter ended April 30, 2018, Grande Rotunda, LLC refinanced its $115.3 million construction loan with a new loan in the amount of $118.5 million, with additional funding available for retail tenant improvements and leasing costs in the amount of $3,380,000. This refinancing paid off the loan previously held by Wells Fargo and funded loan closing costs. The loan has an initial term of three years with two one-year renewal options and bears a floating interest rate at 285 basis points over the one-month LIBOR rate. As part of this transaction, Grande Rotunda, LLC purchased an interest rate cap on LIBOR, capping the one-month LIBOR rate at 3%. FREIT owns a 60% equity interest in Grande Rotunda, LLC.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2018	2017	2018		2017
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$1,427	$(1,701)	$507		$(2,045)
Depreciation of consolidated properties	2,801	2,648	5,512		5,178
Amortization of deferred leasing costs	155	120	300		223
Distributions to minority interests	(280)	(120)	(340	)(b)	(270)
FFO	$4,103	$947	$5,979		$3,086

Per Share - Basic and Diluted	$0.60	$0.14	$0.87		$0.45

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership, which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$4,103	$947	$5,979		$3,086
Deferred rents (Straight lining)	(75)	(173)	(173)		(311)
Capital Improvements - Apartments	(127)	(179)	(238)		(379)
Lease termination fee	—	620	—		620
AFFO	$3,901	$1,215	$5,568		$3,016

Per Share - Basic and Diluted	$0.57	$0.18	$0.81		$0.44

Weighted Average Shares Outstanding:
Basic and Diluted	6,876	6,828	6,869		6,823

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $395 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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